Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti 914-701-8400 (Media)
Dan Loh 914-701-8210 (Investors)

Atlas Air Worldwide Holdings, Inc.
Enters Freighter Aircraft Conversion Agreement

Part Of A Broader Fleet Renewal Campaign Supporting Business Growth

Purchase, N.Y., May 12, 2005 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWWV.PK), a leading provider of global air cargo services, has entered into a slot conversion agreement with Israel Aircraft Industries Ltd. (“IAI”) and PSF Conversions LLP under which AAWW would be able to convert four Boeing 747-400 passenger aircraft to freighter configuration during the period from late 2007 to mid-2008.

The agreement also includes an option covering the modification of up to six additional Boeing 747-400 passenger aircraft to Boeing 747 special freighter (“747SF”) aircraft during the period from 2009 to 2011.

All work under the agreement will be carried out at IAI’s Bedek Aviation Group facilities in Israel pursuant to Federal Aviation Administration- and European Aviation Safety Agency-approved certifications developed by PSF Conversions LLP. Financial terms were not disclosed.

“The agreement that we announced today is the first step in a broader fleet renewal campaign that’s intended to help us grow our business and strengthen our leadership position in the air cargo industry,” said Jeffrey H. Erickson, President and Chief Executive Officer of AAWW. “While we will continue to review the number and the type of aircraft that make up our fleet, introducing the 747SF to our fleet would help us to improve our business and product mix, provide customers with additional lift capacity, and replace aircraft in our fleet as they age.”

Mr. Erickson added: “It’s also important to note that there are only a few facilities, each with only a limited number of available slots, where the work we have in mind can be performed. With this agreement, we have secured a valuable opportunity to be among the first in the industry who could benefit in any meaningful way from the conversion of 747 passenger aircraft to freighter configuration.”

David Arzi, Vice President and General Manager of IAI’s Bedek Aviation Group said: “We are very pleased by our long-standing relationship with Atlas, and are honored to have them as our customer for 747 conversions.”

AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft. Its 43 aircraft include 20 B747-400s and 23 B747 Classics (21 B747-200s, one B747-100, and one B747-300).

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

AAWW’s press releases, SEC filings, and other information may be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the ability of the companies to continue as going concerns; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; the market acceptance of AAWW’s new common stock; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *